SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                November 9, 2000
                        (Date of earliest event reported)

                             ACE CASH EXPRESS, INC.
             (Exact name of registrant as specified in its charter)





      Texas                        0-20774                       75-2142963
 (State or other                 (Commission                  (I.R.S. Employer
 jurisdiction of                File Number)                 Identification No.)
incorporation or
  organization)

                         1231 GREENWAY DRIVE, SUITE 800
                               IRVING, TEXAS 75038
                    (Address of principal executive offices)

                                 (972) 550-5000
                         (Registrant's telephone number,
                              including area code)


                                 NOT APPLICABLE
                         (Former Name or Former Address,
                          if Changed Since Last Report)

         ITEM 5.  OTHER EVENTS.

On November 9, 2000, the Registrant entered into an Amended and Restated Credit Agreement with a syndicate of banks led by Wells Fargo Bank Texas, National Association, as agent (the "Restated Credit Agreement"). The Restated Credit Agreement amended the Registrant's preceding credit agreement that was entered into in July 1998. The Restated Credit Agreement renewed and increased the revolving line-of-credit facility under the preceding credit agreement and restructured, increased, and amended the term-loan facility under the preceding credit agreement.

The Registrant's revolving line-of-credit facility under the preceding credit agreement was renewed and extended until November 8, 2001, and was increased from a total of $130 million to a total of $155 million. Borrowings under the revolving credit facility may continue to be used for working capital and general corporate purposes. Borrowings under the revolving credit facility continue to bear interest at a variable rate equal to, at the Registrant's discretion, either the prime rate publicly announced by Wells Fargo Bank or the London Interbank Offered Rate (LIBOR) plus 0.75%. Interest on the outstanding principal of the revolving credit facility is payable monthly, except on LIBOR-rate borrowings; interest on LIBOR-rate borrowings is payable every 30, 60, or 90 days, depending on the period selected by the Registrant. All unpaid principal and accrued interest under the revolving credit facility is payable on November 8, 2001. The Registrant must pay the lenders a commitment fee equal to 0.25% per annum of the average daily unused portion of the revolving credit facility.

The term-loan facility under the preceding credit agreement permitted the Registrant to borrow (on a one-time, non-revolving basis) up to $35 million for approximately one year, and the amount borrowed and outstanding at the end of that period was to become a term loan payable over the succeeding four years. That facility is now structured (and designated) as a reducing revolving facility, which allows the Registrant to borrow (and repay and reborrow) amounts under this facility for three years, until November 9, 2003; and the maximum amount of credit available to the Registrant is now $65 million, though this maximum amount is subject to reduction on October 1, 2001, and each quarter thereafter, in the amount of $4.375 million. Borrowings under the reducing revolving facility may be used (as the borrowings under the term-loan facility were) for store construction and relocation and other capital expenditures, including acquisitions, and refinancing other indebtedness. Borrowings under the reducing revolving facility bear interest at a variable annual rate equal to, at the Registrant's discretion, either the prime rate publicly announced by Wells Fargo Bank plus 0.25% or LIBOR plus 2.375%. This optional LIBOR-based interest rate for the reducing revolving facility is subject to adjustment quarterly beginning March 31, 2001, within a range of 2.125% to 2.625% above LIBOR, depending on the Registrant's debt-to-cash flow ratio as provided in the Restated Credit Agreement. This optional rate is an increase over the optional LIBOR-based interest rate for the term-loan facility under the preceding credit agreement, which was LIBOR plus 1.75%. Interest on the outstanding principal of the reducing revolving facility is generally payable monthly, except on LIBOR-rate borrowings; interest on LIBOR-rate borrowings is payable every 30, 60, or 90 days, depending on the period selected by the Registrant. Under the reducing revolving facility, the principal outstanding in excess of the quarterly reducing maximum (if any), beginning on October 1, 2001, is payable upon each reduction, and all unpaid principal and accrued interest under the reducing revolving facility is payable on November 9, 2003. The Registrant must pay the lenders a commitment fee equal to 0.375% per annum of the average daily unused portion of the reducing revolving facility, though this fee is subject to adjustment for each quarter after March 31, 2001, within a range of 0.3% to 0.5% per annum of the average daily unused portion of that facility, depending on the Registrant's debt-to-cash flow ratio as provided in the Restated Credit
Agreement. The Restated Credit Agreement also provides for the Registrant's required prepayment to the lenders of certain amounts due, and the corresponding reduction in the lenders' commitments, under the reducing revolving facility upon certain events, including the sale of assets from which the Registrant has received net proceeds of a least $5 million during a fiscal year and the Registrant's issuance of equity securities.

In addition to the revolving credit facility and the reducing revolving facility, the Restated Credit Agreement provides that, upon certain conditions, the Registrant has available, from Wells Fargo Bank, a stand-by letter-of-credit facility of up to $1.5 million and, from Wells Fargo Bank and certain other lenders, an additional short-term revolving advance facility of up to $25 million. This additional short-term facility is available for a total of up to 15 days in any 12-month period and must be repaid within five days after each borrowing.

The short-term availability of the revolving credit facility under the Restated Credit Agreement, like the same facility under the preceding credit agreement, permitted the Registrant to obtain a lower interest rate and other terms more favorable than a longer-term facility. The Registrant anticipates that this facility will be renewed at the expiration of its effective period. There can be no assurance, however, that the anticipated renewal will be effected. If that renewal is not effected, the Registrant will have to obtain working-capital financing from other sources, and that financing might be on terms less favorable to the Registrant than those set forth in the Restated Credit Agreement. The Registrant believes that other sources of working-capital financing would be available to it if necessary; however, if the Registrant were unable to obtain working-capital financing from one or more other sources, the Registrant's liquidity and operations would be materially and adversely affected.

The Restated Credit Agreement may be terminated before the stated expiration or maturity dates of the revolving credit facility and the reducing revolving facility -- requiring all unpaid principal and accrued interest to be paid to the bank lenders -- upon any "event of default" as defined in the Restated Credit Agreement. The events of default include nonpayment of amounts due to the lenders under the Restated Credit Agreement, failure to observe or perform covenants set forth in the Restated Credit Agreement that are not cured, a change in control of the Registrant, and any event or circumstance that has a material adverse effect on the Registrant's business, operations, financial condition, or prospects.

The Registrant is subject to various restrictive covenants stated in the Restated Credit Agreement. These covenants, which are typical of those found in credit agreements of this kind, include restrictions on the incurrence of indebtedness from other sources, restrictions on advances to or investments in other persons or entities, restrictions on significant acquisitions, restrictions on the payment of dividends to shareholders or the repurchase of shares, and the requirement that various financial ratios be maintained.

The Registrant's payment and performance of its obligations under the Restated Credit Agreement and ancillary documents are secured by liens on all of its assets. The collateral arrangements are subject to the Amended and Restated Collateral Trust Agreement dated as of July 31, 1998, that became effective with the preceding credit agreement. That collateral trust agreement was amended with the effectiveness of the Restated Credit Agreement primarily to reflect the restructuring and increase of the term-loan facility under the preceding credit agreement; the other material terms of the collateral trust agreement in effect before the Restated Credit Agreement were confirmed upon the effectiveness of the Restated Credit Agreement. The collateral trust created under the collateral trust agreement secures the Registrant's obligations to the bank lenders under the Restated Credit Agreement and to the Registrant's other secured lenders, Principal Life Insurance Company and Travelers Express Company, Inc. Wilmington Trust Company is the trustee under the collateral trust agreement. The collateral trust agreement includes agreements regarding the priority of distributions to the secured lenders upon foreclosure and liquidation of the collateral subject to the trust and certain other intercreditor arrangements.

The Registrant's interest expense under the Restated Credit Agreement is affected by its interest-rate swap agreements with Bank of America, N.A. and Wells Fargo Bank, Texas, N.A. as described in the Registrant's Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2000.

         ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

                  (a)      Not applicable.

                  (b)      Not applicable.

                  (c)      Exhibits.  The following exhibit is filed herewith in
                           accordance   with  the  provisions  of  Item  601  of
                           Regulation S-K:

                           10.1 Amended and Restated Credit Agreement dated November 9, 2000, by and among the Registrant, Wells Fargo Bank Texas, National Association, as agent for the lenders named therein, and the lenders named therein, with the Schedules (other than the Registrant's disclosure schedules) and the Exhibits thereto.




                    [The signature follows on the next page.]

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            ACE CASH EXPRESS, INC.
                                                     (Registrant)


                                            By:
                                               --------------------------
                                                  Debra A. Bradford
                                                Senior Vice President and
                                                Chief Financial Officer

                                  EXHIBIT INDEX



Exhibit No.                                 Description

         10.1 Amended and Restated Credit Agreement dated November 9, 2000, by and among the Registrant, Wells Fargo Bank Texas, National Association, as agent for the
                                            lenders  named   therein,   and  the
                                            lenders  named  therein,   with  the
                                            Schedules     (other     than    the
                                            Registrant's  disclosure  schedules)
                                            and the Exhibits thereto.